PROSPECTUS SUPPLEMENT NO. 5 To Prospectus dated May 9, 2008	Filed Pursuant to Rule 424(b)(3) Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on August 5, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, July 2, 2008, July 16, 2008 and July 17, 2008, which are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is August 5, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 4, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Computer Software Innovations, Inc. (the “Company”) is furnishing as Exhibit 99.1 a press release issued August 4, 2008. The press release contains certain forward-looking financial information concerning the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description
Exhibit 99.1	August 4, 2008 Press Release

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive market place and/or customer requirements.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
Name:	David B. Dechant
Title:	Chief Financial Officer

Date: August 5, 2008

EXHIBIT 99.1

CSI Among Fastest Growing Solution Providers in U.S.

August, 4 2008 – Easley, South Carolina Impressive sales growth at Computer Software Innovations, Inc. (“CSI”) (OTCBB: CSWI.OB) has earned the company inclusion in the CRN 2008 Fast Growth 100. CSI was recognized as the 38th fastest growing solution provider in the United States by generating a 122% increase over the past two years in reaching over $44 million in sales in its technology business unit.

“It’s definitely an honor to be included in this prestigious industry ranking,” said Nancy Hedrick CEO of CSI. “Our success is a testament to the CSI team. They have revised processes to both encourage and manage our expansion and acquisitions, refined our product and service mix, evaluated new vendors, found the best new hires, and set the expectation that together we can accomplish amazing goals.

For example, our ranking in the CRN 2008 Fast Growth 100 is based solely on our hardware technology sales. CRN excludes software sales in their selection process which in combination with technology pushes total company sales to over $55 million. A key reason we achieved such a high ranking based solely on technology sales is because our team created a comprehensive, multi-product connected classroom solution for the K12 vertical. They recruited the necessary vendors, developed promotion materials, restaged our event booth to showcase the solution, and brought their idea to market with absolutely phenomenal results.”

“One final thought that’s very important,” added Hedrick, “a special ‘thank you’ to our vendor partners. They too are an integral part of the CSI team.”

“The CRN Fast Growth 100 are the cream of the crop when it comes to Solution Providers who know how to wrap technology in world-class services offerings, and this years’ group demonstrate that the technology channel is strong and growing,” said Robert C. DeMarzo, senior vice president and editorial director for Everything Channel editorial. “Rank is based on two year’s growth of net sales from calendar year 2005 to calendar year 2007. Net sales were verified by public filings when possible. All private companies provided a signed affidavit attesting to the accuracy of the reported 2005 and 2007 net sales figures or accountant-reviewed financials or audited financials. Affidavits were signed by an owner or officer of the company or by a CPA representing the company.”

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million by using organic growth and acquisitions to fuel an aggressive expansion from its southeast base. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

Certain information contained in this news release includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this news release that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this news release, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. For more information on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

Contacts for More Information

Company Contact:

Computer Software Innovations, Inc.

David Dechant, 864-855-3900

Ddechant@csioutfitters.com

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

MarkMcp@allianceadvisors.net

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